Exhibit 99.1

Solta Medical Reports Third Quarter 2009 Results

Provides full year 2009 revenue guidance of $95 million to $98 million

HAYWARD, Calif., November 3, 2009 — Solta Medical, Inc. (Nasdaq: SLTM), a global leader in the medical aesthetics market, today announced results for the third quarter ended September 30, 2009. Revenue for the quarter was in-line with the preliminary forecast provided on September 28th.

Revenue for the third quarter was $17.8 million, an increase of approximately $4.7 million, or 36%, as compared to the third quarter 2008 reflecting increased revenue as a result of the acquisition of Reliant Technologies, Inc. on December 23, 2008, and partially offset by production and regulatory approval delays on new products during the third quarter.

“As we have previously disclosed, we received 510K clearance for the Fraxel re:store DUAL system in mid-October and resolved our production delays on the Thermage CPT system at the end of the third quarter. We are fulfilling back orders from customers and shipping both products,” said Stephen J. Fanning, Chairman of the Board, President and CEO of Solta Medical. “Our illumiNATION tour continues to bring these latest breakthroughs in Thermage and Fraxel systems directly to physicians as it makes it way from city-to-city across the U.S. and Europe. The tour has generated a very enthusiastic response to our new products by physicians, prospective patients, and the media. As a result, we are gaining momentum in the market place,” added Mr. Fanning.

Solta Medical’s reported results for the third quarter of 2009 include non-cash purchase price related charges, primarily amortization of acquired intangible assets, of $1.2 million and non-cash stock based compensation charges of $0.8 million. The GAAP net loss for the quarter including these charges was $6.2 million, or $0.13 per share as compared to a net loss of $1.1 million, or $0.05 per share reported for the third quarter of 2008. The non-GAAP net loss for the quarter excluding these charges was $4.2 million, or $0.09 per share as compared to non-GAAP net income of $0.7 million, or $0.03 per share reported for the third quarter of 2008.

Financial Goals for 2009

The Company updated its financial goals for 2009 as follows:

•	Revenue for the year in the range of $95 million to $98 million

•

Realize up to $25 million in cost synergies as a result of the acquisition of Reliant Technologies, Inc. This represents an increase of $6 million from originally stated goal in January 2009 of $19 million in cost synergies.

•	Generate positive EBITDA for the full year 2009

•	Achieve a non-GAAP gross margin in the range of 64% to 66% for the full year 2009 excluding non-cash amortization charges and non-cash purchase price related charges.

Non-GAAP Presentation

To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share measures that exclude the impact of purchase price related charges, severance costs, merger related costs, extraordinary loss on investments, and stock-based compensation expenses, all net of income taxes. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measures, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of non-GAAP financial measures attached to this release.

Conference Call Information

Solta Medical will host a conference call and webcast today, Tuesday, November 3, 2009, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific) to discuss the financial results and current corporate developments. The dial-in number for the conference call is 877-941-1465 for domestic participants and 480-629-9678 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers. Both callers will need to use the Passcode 4171632#. To access the live webcast of the call, go to Solta Medical’s website at www.solta.com and click on Investor Relations. An archived webcast will also be available at www.solta.com.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective anti-aging solutions for patients which enhance and expand the practice of medical aesthetics for physicians.

The company offers products to address aging skin under the industry’s two premier brands: Thermage(R) and Fraxel(R). Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Since 2002, over one million Thermage and Fraxel procedures have been performed worldwide. Thermage and Fraxel are the perfect complement for any aesthetic practice. Our products are available in over 100 countries. For more information about Solta Medical, call 877-782-2286 or log on to www.Solta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our financial goals for 2009. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta Medical’s actual results to differ materially from the statements contained herein. Factors that might cause such a difference include the possibility that the market for the sale of these new products and initiatives does not develop as expected, the remaining risks and uncertainties with the integration process, and the risks relating to Solta Medical’s ability to achieve its stated financial goals as a result of, among other things, economic conditions and consumer and physician confidence causing changes in consumer and physician spending habits that affect demand for our products and treatments. Further information on potential risk factors that could affect Solta Medical’s business and its financial results are detailed in its Form 10-K for the year ended December 31, 2008, its Form10-Q for the quarter ended June 30, 2009, and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SOURCE Solta Medical, Inc.

CONTACT:

Jack Glenn, Chief Financial Officer of Solta Medical, Inc.,

+1-510-786-6890; or

investors,

Doug Sherk,

dsherk@evcgroup.com,

EVC Group, +1-415-896-6820, for Solta Medical, Inc.

Web Site: http://www.Solta.com

Solta Medical, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net revenue	$17,753	$13,020	$70,415	$47,132
Cost of revenue	7,311	3,209	29,595	11,662

Gross margin	10,442	9,811	40,820	35,470

Operating expenses:
Sales and marketing	8,958	5,915	28,471	20,330
Research and development	4,239	2,150	12,104	7,054
General and administrative	3,793	2,575	11,563	10,173

Total operating expenses	16,990	10,640	52,138	37,557

Loss from operations	(6,548)	(829)	(11,318)	(2,087)
Interest and other income	195	635	432	1,781
Interest and other expense	(136)	—	(287)	—
Gain (loss) on investments	159	(863)	224	(863)

Loss before income taxes	(6,330)	(1,057)	(10,949)	(1,169)
Provision (benefit) for income taxes	(84)	89	(13)	175

Net loss	$(6,246)	$(1,146)	$(10,936)	$(1,344)

Net loss per share — basic	$(0.13)	$(0.05)	$(0.23)	$(0.06)

Net loss per share — diluted	$(0.13)	$(0.05)	$(0.23)	$(0.06)

Weighted average shares outstanding used in calculating net loss per share:
Basic	47,855,428	24,067,548	47,807,180	23,861,079

Diluted	47,855,428	24,067,548	47,807,180	23,861,079

Solta Medical, Inc.

NON-GAAP RECONCILIATION OF GROSS MARGIN, OPERATING INCOME (L0SS), EBITDA, NET INCOME

(LOSS) AND NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
GAAP Gross margin	$10,442	$9,811	$40,820	$35,470
Non-GAAP adjustments to gross margin:
Purchase price related charges	895	—	4,919	—
Stock-based compensation	61	53	175	96

Non-GAAP gross margin	$11,398	$9,864	$45,914	$35,566

Non-GAAP gross margin as % of sales	64%	76%	65%	75%

GAAP loss from operations	$(6,548)	$(829)	$(11,318)	$(2,087)
Non-GAAP adjustments to net loss from operations:
Purchase price related charges	1,229	—	5,904	—
Severance expenses	—	—	118	—
Merger-related costs	—	165	—	1,134
Stock-based compensation	823	887	2,476	2,789

Non-GAAP income (loss) from operations	$(4,496)	$223	$(2,820)	$1,836
Depreciation expenses	650	336	2,045	1,002

Non-GAAP EBITDA	$(3,846)	$559	$(775)	$2,838

GAAP net loss	$(6,246)	$(1,146)	$(10,936)	$(1,344)
Non-GAAP adjustments to net loss:
Purchase price related charges	1,229	—	5,904	—
Severance expenses	—	—	118	—
Merger-related costs	—	131	—	1,075
Loss on investments	—	863	—	863
Stock-based compensation	823	887	2,476	2,789

Non-GAAP net income (loss)	$(4,194)	$735	$(2,438)	$3,383

GAAP basic net loss per share	$(0.13)	$(0.05)	$(0.23)	$(0.06)
Non-GAAP adjustments to basic income (loss) per share:
Purchase price related charges	0.03	—	0.12	—
Severance expenses	—	—	—	—
Merger-related costs	—	$0.01	—	0.05
Loss on investments	—	$0.03	—	0.03
Stock-based compensation	0.02	$0.04	0.06	0.12

Non-GAAP basic net income (loss) per share	$(0.09)	$0.03	$(0.05)	$0.14

Non-GAAP diluted net income (loss) per share	$(0.09)	$0.03	$(0.05)	$0.14

GAAP weighted average shares outstanding used in calculating basic net loss per share	47,855,428	24,067,548	47,807,180	23,861,079

GAAP weighted average shares outstanding used in calculating diluted net loss per share	47,855,428	24,067,548	47,807,180	23,861,079
Adjustments for dilutive potential common stock	—	838,410	—	1,057,632

Weighted average shares outstanding used in calculating non-GAAP diluted net income (loss) per share	47,855,428	24,905,958	47,807,180	24,918,711

Solta Medical, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(Unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$14,723	$7,556
Marketable investments	—	17,870
Accounts receivable, net	9,100	5,119
Inventories, net	13,363	18,304
Prepaid expenses and other current assets	3,198	4,074

Total current assets	40,384	52,923
Property and equipment, net	6,036	6,841
Purchased intangible assets, net	37,849	40,999
Goodwill	47,289	48,158
Other assets	265	247

Total assets	$131,823	$149,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$5,699	$8,080
Accrued liabilities	9,838	11,085
Accrued restructuring	307	3,549
Current portion of deferred revenue	4,452	3,658
Short-term borrowings	7,411	12,399
Customer deposits	288	288

Total current liabilities	27,995	39,059
Deferred revenue, net of current portion	526	688
Term loan, net of current portion	1,998	—
Non-current tax liabilities	1,514	1,464
Other liabilities	306	133

Total liabilities	32,339	41,344

Stockholders’ equity:
Common stock, $0.001 par value:
100,000,000 shares authorized 47,866,829 and 47,758,823 shares issued and outstanding at September 30, 2009 and December 31, 2008	48	48
Additional paid-in capital	168,274	165,680
Deferred stock-based compensation	—	(2)
Accumulated deficit	(68,838)	(57,902)

Total stockholders’ equity	99,484	107,824

Total liabilities and stockholders’ equity	$131,823	$149,168